Exhibit 8.1

ONE BATTERY PARK PLAZA

NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200	901 K STREET, NW
FACSIMILE: (212) 480-8421	WASHINGTON, DC 20001
WWW.SEWKIS.COM	TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

April 24, 2014

Dynagas LNG Partners LP

97 Poseidonos Avenue & 2 Foivis Street

Glyfada, 16674

Greece

Re:	Dynagas LNG Partners LP

Ladies and Gentlemen:

We have acted as counsel to Dynagas LNG Partners LP, a limited partnership organized under the laws of the Republic of the Marshall Islands (the “Partnership”) in connection with the registration of common units to be sold by the Partnership (the “Units”), representing limited partner interests in the Partnership, pursuant to the Partnership’s registration statement on Form F-1 (such registration statement as amended or supplemented from time to time) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Units are being offered in a public offering pursuant to an underwriting agreement (the “Underwriting Agreement”) among Dynagas LNG Partners LP, Dynagas GP LLC, Dynagas Operating GP LLC, Dynagas Operating LP and Dynagas Equity Holding Ltd. (collectively, the “Dynagas Parties”), and the representatives of the underwriters named therein.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement and the prospectus contained therein (the “Prospectus”);

(ii)	the Second Amended and Restated Agreement of Limited Partnership of the Partnership;

(iii)	the Underwriting Agreement; and

(iv)	such other papers, documents, agreements, and records of the Partnership and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to matters of fact material to this opinion that have not been independently established, we have relied upon representations, statements, and certificates of public officials, directors or officers of the Partnership, the Dynagas Parties, and others, in each case as we have deemed relevant and appropriate, and upon the representations and warranties of each of the Partnership and the Dynagas Parties in the Underwriting Agreement. We have not independently verified the facts so relied on.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the headings “Risk Factors—We may have to pay tax on United States source income, which would reduce our earnings and cash flow,” “Risk Factors—United States tax authorities could treat us as ‘passive foreign investment company,’ which would have adverse United States federal income tax consequences to United States unitholders,” “Material U.S. Federal Income Tax Considerations” and “Non-United States Tax Considerations” therein, we hereby confirm that the discussions of United States federal income tax matters and Marshall Islands tax matters expressed in the Registration Statement under the headings “Risk Factors— We may have to pay tax on United States source income, which would reduce our earnings and cash flow,” “Risk Factors— United States tax authorities could treat us as ‘passive foreign investment company,’ which would have adverse United States federal income tax consequences to United States unitholders,” “Material U.S. Federal Income Tax Considerations” and “Non- United States Tax Considerations” accurately state our views as to the tax matters discussed therein.

Our views on the tax matters discussed above are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP